Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
                                55 Second Street
                      San Francisco, California 94105-3441
                            Telephone (415) 856-7000
                            Facsimile (415) 856-7100
                         Internet: www.paulhastings.com

                                October 15, 2003

California Investment Trust II
44 Montgomery Street, Suite 2100
San Francisco, California  94104

Attention:  Stephen C. Rogers

     RE: CALIFORNIA INVESTMENT TRUST II - CLASS K SHARES OF U.S. GOVERNMENT SECURITIES FUND, SHORT-TERM U.S. GOVERNMENT BOND FUND, THE UNITED STATES TREASURY TRUST, S&P 500 INDEX FUND, S&P MIDCAP INDEX FUND, S&P SMALLCAP INDEX FUND, EQUITY INCOME FUND, EUROPEAN GROWTH & INCOME FUND, AND NASDAQ-100 INDEX FUND

Ladies and Gentlemen:

     We have acted as legal counsel to California Investment Trust II, a Massachusetts business trust (the "Trust"), in connection with the issuance of Class K Shares (the "Shares") of U.S. Government Securities Fund, Short-Term U.S. Government Bond Fund, The United States Treasury Trust, S&P 500 Index Fund, S&P MidCap Index Fund, S&P SmallCap Index Fund, Equity Income Fund, European Growth & Income Fund, and Nasdaq-100 Index Fund (each a "Fund" and collectively, the "Funds"), pursuant to Post-Effective Amendment No. 35 to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission on or about October 15, 2003 (the "Post-Effective Amendment").

     In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

     (a) the Trust's Agreement and Declaration of Trust dated September 11, 1985 (the "Declaration of Trust"). The Declaration of Trust has been in full force and effect from the original date of its adoption through the date hereof;

     (b) the Trust's Certificate of Amendment of Agreement and Declaration of Trust dated December 31, 1985 (the "First Certificate of Amendment"). The First Certificate of Amendment has been in full force and effect from the original date of its adoption through the date hereof;

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California Investment Trust II
October 15, 2003
Page 2

     (c) the Trust's Certificate of Amendment of Agreement and Declaration of Trust dated March 18, 1987 (the "Second Certificate of Amendment"). The Second Certificate of Amendment has been in full force and effect from the original date of its adoption through the date hereof;

     (d) the Trust's Certificate of Amendment of Agreement and Declaration of Trust dated February 22, 1989 (the "Third Certificate of Amendment"). The Third Certificate of Amendment has been in full force and effect from the original date of its adoption through the date hereof;

     (e) the Trust's Certificate of Amendment of Agreement and Declaration of Trust dated February 4, 1992 (the "Fourth Certificate of Amendment"). The Fourth Certificate of Amendment has been in full force and effect from the original date of its adoption through the date hereof;

     (f) the By-laws of the Trust (the "By-laws"). The By-laws have been in full force and effect from the original date of their adoption through the date hereof;

     (g) a certificate of good standing issued by the Secretary of the Commonwealth of Massachusetts for the Trust on or about October 15, 2003;

     (h) resolutions of the Trustees of the Trust adopted by a written consent dated July 31, 2003, authorizing the issuance of the Shares;

     (i)  the Post-Effective Amendment; and

     (j) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

     Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in the Massachusetts Corporation Laws & Practice (Aspen Law & Business 2003). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

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California Investment Trust II
October 15, 2003
Page 3

     Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Funds' Prospectus included in the Post-Effective Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the respective Funds, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Funds, the Shares will be legally issued, fully paid and nonassessable.

     This opinion is rendered to you in connection with the filing of the registration statement on Form N-1A with respect to the above Funds of the Trust and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the Post-Effective Amendment; and (ii) the filing of this opinion as an exhibit to the Post-Effective Amendment.

                                                    Sincerely yours,

                                       /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP